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                                                            Exhibit 12

                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                  (in thousands)


                                                12 Months Ended
                              _______________________________________________________________
                                                     December 31,
                                April 30,    ________________________________________________
                                   1995        1994        1993       1992      1991      1990
                              _____________  ________    ________   ________  ________  ________
Net income . . . . . . . . . .  $ 81,240     $ 81,913    $ 84,011   $ 72,601  $ 75,683  $ 71,562

Add--Federal and state income
    taxes:
  Current. . . . . . . . . . .    39,217       38,097      50,441      6,110    36,316    39,380
  Deferred (net). . . . . . . .    9,588       13,190       1,674     33,998     7,573    (2,964)
  Investment tax credit
    amortization. . . . . . .     (3,365)      (3,367)     (3,366)    (3,336)   (3,464)   (3,306)
  Income tax applicable to
    nonoperating activities. . .     962          603         631      2,989     2,413     2,986
                                 _______      _______     _______    _______   _______   _______
                                  46,402       48,523      49,380     39,761    42,838    36,096
                                 _______      _______     _______    _______   _______   _______
Net income before income taxes.. 127,642      130,436     133,391    112,362   118,521   107,658
                                 _______      _______     _______    _______   _______   _______

Add--Fixed charges
  Interest on long-term debt. .   30,871       31,164      32,823     35,534    36,652    36,589
  Interest on provision for
    revenue refunds. . . . . . . .                                      (803)    4,261     3,396
  Other interest. . . . . . . .      537          358         479        392     1,231     1,070
  Amortization of net debt
    premium and discount. . . .    1,681        1,678       1,598        863       338       326
                                 _______      _______     _______    _______   _______  ________
                                  33,089       33,200      34,900     35,986    42,482    41,381
                                 _______      _______     _______    _______   _______  ________
Earnings as defined . . . . . . $160,731     $163,636    $168,291   $148,348  $161,003  $149,039
                                 =======      =======     =======    =======   =======   =======

Ratio of earnings to fixed charges  4.86         4.93        4.82       4.12      3.79      3.60

Earnings required for preferred
    dividends:
  Preferred stock dividends .   $  3,689     $  3,510    $  3,718   $  4,549  $  5,396  $  5,617
  Adjustment to pre-tax basis*. .  2,107        2,079       2,185      2,491     3,054     2,833
                                 _______      _______     _______    _______   _______   _______
                                $  5,796     $  5,589    $  5,903   $  7,040  $  8,450  $  8,450
                                 _______      _______     _______    _______   _______   _______
Fixed charges plus preferred
    stock dividend requirements.$ 38,885     $ 38,789    $ 40,803   $ 43,026  $ 50,932  $ 49,831
                                 =======      =======     =======    =======   =======   =======

Ratio of earnings to fixed charges
    plus preferred stock dividend
    requirements . . . .            4.13         4.22        4.12       3.45      3.16     2.99

* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }






                                       -31




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